COTELLIGENT GROUP, INC.
                        101 CALIFORNIA STREET, SUITE 2050
                         SAN FRANCISCO, CALIFORNIA 94111


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held September 9, 1998


To the Stockholders:

         The Annual Meeting of Stockholders of Cotelligent Group, Inc. (the "Company") will be held at the Westin St. Francis Hotel in San Francisco, California on the 9th day of September at 9:00 a.m., Pacific Daylight Savings Time, for the following purposes:

             1. To elect three Directors, each to serve for the terms specified in the attached proxy statement or until his or her successor is elected and qualified.

             2. To consider and act on the appointment of Arthur Andersen LLP as the Company's independent certified public accountants.

             3. To approve the 1998 Long-Term Incentive Plan.

             4. To approve the change of the Company name from Cotelligent Group, Inc. to Cotelligent, Inc.

             5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only stockholders of record as of the close of business on July 24, 1998 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 101 California Street, Suite 2050, San Francisco, California 94111.



                                        By Order of the Board of Directors



                                        /s/ Lorraine E. Vega
                                        Lorraine E. Vega
                                        Secretary


San Francisco, California
July 31, 1998

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK PERSONALLY EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

                             COTELLIGENT GROUP, INC.
                        101 CALIFORNIA STREET, SUITE 2050
                         SAN FRANCISCO, CALIFORNIA 94111


                                 PROXY STATEMENT




                                  INTRODUCTION


         The accompanying Proxy is solicited by and on behalf of the Board of Directors of Cotelligent Group, Inc., a Delaware corporation (the "Company" or "Cotelligent"), for use only at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Westin St. Francis Hotel, San Francisco, California on the 9th day of September, 1998 at 9:00 a.m., Pacific Daylight Savings Time, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying Proxy will first be given or sent to stockholders is July 31, 1998.

         Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, before the Annual Meeting, or to the Secretary, or the Inspectors of Election, at the Annual Meeting, or by execution and return of a later-dated Proxy, except as to any matter voted upon before such revocation.

         Proxies in the accompanying form will be voted in accordance with the specifications made and, where no specifications are given, such Proxies will be voted:


              FOR the election as Directors of the nominees named herein, and if any one or more of such nominees should become unavailable for election for any reason then FOR the election of any substitute nominee that the Board of Directors of the Company may propose;

              FOR the appointment of Arthur Andersen LLP as the Company's independent certified public accountants;

              FOR the approval of the 1998 Long-Term Incentive Plan; and

              FOR the approval of the change of the Company's name from Cotelligent Group, Inc. to Cotelligent, Inc.



         In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. Management of the Company is not aware of any other matters to be presented for action at the meeting.

         The Inspectors of Election will treat abstentions and "broker non-votes" (i.e., shares held by a broker or nominee as to which instructions have not been received from the beneficial owners or persons entitled to vote) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the plurality of votes required to elect a director, broker non-votes will be counted as votes FOR director nominees named herein; with respect to the majority of votes required to ratify the appointment of Arthur Andersen LLP, abstentions will not be counted as votes FOR the appointment of Arthur Andersen LLP and broker non-votes will be counted as votes FOR such appointment; with respect to the majority of votes required to approve the amendment of the Company's Certificate of Incorporation to change the Company's name, abstentions will not be counted as votes FOR the approval of the name change and broker non-votes will be counted as votes AGAINST such approval of the name change; and with respect to the majority of votes required to approve the 1998 Long-Term Incentive Plan, abstentions will not be counted as votes FOR the approval of the 1998 Long-Term Incentive Plan and broker non-votes will be counted as votes AGAINST such approval of the plan. In cases where the broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, however, those shares will not be treated as present and entitled to vote with respect to that matter, even though they may be present and voting or abstaining on other matters at the same meeting.



                        RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on July 24, 1998 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on July 24, 1998 consisted of 14,113,024 shares of Common Stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

         The affirmative vote of a plurality of the votes entitled to be cast by the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting, is required for the election of directors. The affirmative vote of a majority of the votes cast by the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting, is required for the appointment of Arthur Andersen LLP as the Company's independent certified public accountants; and for the approval of the 1998 Long-Term Incentive Plan. The approval of the change of the Company's name requires the approval of a majority of the outstanding shares of Common Stock whether or not present in person or proxy at the meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of July 24, 1998 information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each named executive officer and each officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group. All persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.




                                                               Shares Beneficially Owned
                                                             -------------------------------
Name                                                            Number           Percent
------------------------------------------------------------ --------------   --------------

Fidelity Management & Research Co. (1).................        896,000             6.35
Wellington Management Company, LLP (2).................        811,900             5.75
Thomas E. Fallat (3)...................................        821,050             5.82
Michael L. Evans (4)...................................        339,281             2.40
Daniel M. Beals (5)....................................        281,949             2.00
James R. Lavelle (6) ..................................        278,732             1.97
John E. Chamberlain (7) ...............................        272,074             1.93
Jeffrey J. Bernardis (8)...............................        126,020             0.89
Daniel E. Jackson (9) .................................        120,609             0.85
B. Tom Green (5) ......................................         82,847             0.59
Edward E. Faber (5) ...................................         54,656             0.39
Anthony M. Frank (5) ..................................         54,656             0.39
Susan E. Trice ........................................         50,356             0.36
Herbert D. Montgomery (10) ............................         33,334             0.24
Harvey L. Poppel (5) ..................................         25,328             0.18
Curtis J. Parker (11)..................................         21,338             0.15
Lorraine E. Vega (12)..................................          5,625             0.04
All executive officers and directors as a group (14
persons) (13)..........................................      1,746,805            12.38



(1) The address of the stockholder is 82 Devonshire Street, Boston, Massachusetts, 02109-3614
(2) The address of the stockholder is 75 State Street, Boston, Massachusetts, 02109
(3) Includes 440,000 shares gifted to the Thomas and Opal Fallat Charitable Remainder Unitrust, 39,000 shares gifted to the J.T. Fallat Charitable Remainder Unitrust, 39,000 shares gifted to the Stephanie Verona Charitable Remainder Unitrust, 39,000 shares gifted to the Anna Maria Fallat Charitable Remainder Unitrust and 28,000 shares gifted to the Fallat Family Foundation.
(4) Includes 75,000 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(5) Includes 15,000 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(6) Includes 125,000 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(7) Includes 2,500 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(8) Includes 4,000 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(9) Includes 50,106 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(10) Includes 33,333 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(11) Includes 20,625 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(12) Includes 5,625 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.
(13) Includes 391,190 shares issuable upon exercise of options exercisable within 60 days from June 30, 1998.



                              ELECTION OF DIRECTORS

         The number of directors on the Board of Directors is currently fixed at ten. Upon the expiration of the term of John E. Chamberlain at the Annual Meeting, the number of directors shall be fixed at nine. Pursuant to the Company's Certificate of Incorporation and By-laws, the Board of Directors is divided into three classes serving staggered three-year terms. One class of directors is elected at each annual meeting of stockholders to serve for the following three years. Currently there are three directors whose terms expire in 2000, three directors whose terms expire in 1999 and four directors whose terms will expire at the Annual Meeting. The members whose terms expire at the Annual Meeting are Michael L. Evans, Jeffrey B. Bernardis, John E. Chamberlain and B. Tom Green. John E. Chamberlain has decided not to stand for reelection and he will not be replaced due to the reduction of the number of directors. The Company's Board of Directors has nominated Michael L. Evans, Jeffrey B. Bernardis and B. Tom Green for reelection to the Board, each to serve for a term expiring at the Annual Meeting in 2001 or until their successors shall have been duly elected and qualified. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for such nominees at the Annual Meeting. If, for any reason not currently known, any nominee is not available for election, another person or persons who may be nominated will be voted for in the discretion of the proxy holders.

      The following sets forth information concerning each of the nominees for election to the Board of Directors and each director whose term continues, including his or her name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
          For a Three Year Term Expiring at the Annual Meeting in 2001:

     Michael L. Evans is 46 years old and is President and Chief Operating Officer and a director of the Company. Mr. Evans has been President and Chief Operating Officer of the Company since April 1996. Mr. Evans served as Senior Vice President and Chief Operating Officer from September 1995 to April 1996 and has been a director of the Company since October 1993. In 1982, Mr. Evans co-founded Financial Data Systems, Inc. ("FDSI"), a wholly owned subsidiary of the Company, and served as its Vice President of Consulting and, from 1987 to 1996, served as its President. Mr. Evans has a bachelor of science degree from Washington State University.

     Jeffrey J. Bernardis is 41 years old and is a director of the Company. He joined the Company in that capacity in August 1995. Since January 1995, Mr. Bernardis has served as President of BFR Co., Inc. ("BFR"), a wholly owned subsidiary of the Company. Prior thereto, Mr. Bernardis had served since 1985 as Vice President of Technical Services for BFR. Mr. Bernardis received a bachelor of science degree in computer science from Pennsylvania State University.

     B. Tom Green is 56 years old and is a director of the Company. He joined the Company in that capacity in March 1993. Since 1988, Mr. Green has been President of Sovus Partners, a firm that creates and operates American-Russian businesses in Russia. From 1982 to 1988, he worked on a voluntary basis with the United States government to improve diplomatic relations with the Soviet Union. Prior to 1982, Mr. Green's positions included General Manager of Transamerica's Southern California Title Insurance division and President of General Mills' first restaurant division. Mr. Green is a graduate of Stanford University with a bachelors degree in civil engineering and received his Master of Business Administration degree from the Stanford Graduate School of Business.


The Board of Directors unanimously recommends that the Company's stockholders vote FOR the election of Michael L. Evans, Jeffrey B. Bernardis and B. Tom Green as directors of the Company.



             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE Members whose terms expire at the Annual Meeting in 1999:

     Edward E. Faber is 65 years old and is Vice Chairman of the Board of Directors of the Company. Mr. Faber joined the Company as a director in March 1993 and served as Chairman from August 1995 to April 1996. From 1990 through 1992, he was Vice Chairman, President and Chief Executive Officer of Supercuts, Inc., a company specializing in hairstyling. Mr. Faber was founding President and Chief Executive Officer of Computerland Corporation, a company specializing in the sale of computer equipment and accessories, from 1976 through 1983. He retired from that company in 1983 and returned in 1985 as Chairman of the Board and Chief Executive Officer, serving in that capacity until 1987 when he again retired. Mr. Faber is a director of Supercuts, Inc. and Integrated Circuit Engineering, Inc. Mr. Faber has a bachelor of science degree from Cornell University and served as an officer in the United States Marine Corps.

     Daniel M. Beals is 47 years old and is a director of the Company. He joined the Company in that capacity in October 1995. Mr. Beals served as President of FDSI from its inception to 1987 and, from 1990 until February 1996, was the Corporate Secretary and Treasurer of FDSI. Since February 1996, Mr. Beals has been a private investor. In addition, from August 1990 to December 1993, Mr.
Beals was Vice President of Operations of FDSI. From January 1994 to August 1994, he was Vice President of Operations of CyberSafe Corporation, a software development company spun off from FDSI in 1994. Mr. Beals received an associate degree in business data processing from Columbus State Community College in 1970.

     Harvey L. Poppel is 60 years old and is a director of the Company. He joined the Company in that capacity in October 1995. From 1985 to December 1996, Mr. Poppel was Managing Director of Broadview Associates, LLC., a firm specializing in mergers and acquisitions in the information technology field. Mr. Poppel retired from Broadview Associates effective December 31, 1996. Prior to joining Broadview Associates, LLC, Mr. Poppel spent 18 years at Booz, Allen & Hamilton, during which time he held a number of positions, including Senior Vice President and Managing Officer of the Information Industry Practice and as a member of its board of directors. Mr. Poppel is a certified Management Consultant and received a bachelors degree and a Master of Science degree from Rensselaer Polytechnic Institute.

            Members whose terms expire at the Annual Meeting in 2000:

     Anthony M. Frank is 67 years old and is a director of the Company. He joined the Company in that capacity in March 1993. In September of 1994 Mr. Frank became Co-founding General Partner and Chairman of Belvedere Capital Partners, the general partner of the California Community Financial Institutions Fund whose primary purpose is investing in California community banks. From 1992 to 1994, Mr. Frank was an independent financial consultant and venture capitalist. From March 1988 to March 1992, Mr. Frank served as the Postmaster General of the United States. From 1971 until 1988, he served as Chairman and Chief Executive Officer of First Nationwide Bank. Mr. Frank is a graduate of Dartmouth College and is an overseer of the Tuck School of Business. He is also a director of several companies, including The Charles Schwab Corporation, Living Centers of America, Inc., Irvine Apartment Communities, Crescent Real Estate Equities Ltd. and Temple Inland Corporation.

     James R. Lavelle is 47 years old and is the founder, Chairman of the Board and Chief Executive Officer of the Company. Mr. Lavelle has served as Chief Executive Officer since he founded the Company in 1993. From inception of the Company until August 1995, Mr. Lavelle was also Chairman of the Board of the Company, a position that he reassumed in April 1996. From 1985 to 1993, he was a business consultant specializing in strategic marketing and organization development. From 1983 to 1985, Mr. Lavelle was Senior Manager and Director of Management Consulting Services for the San Francisco office of KPMG Main Hurdman, an international accounting firm. Prior to that, he was Manager, Management Consulting Services in the San Francisco office of Arthur Andersen LLP, an international accounting firm. Mr. Lavelle has a bachelors degree from University of California at Santa Barbara and a Master of Business Administration degree from University of Santa Clara.

     Susan E. Trice is 45 years old and is President of INNOVA Solutions, Inc. ("ISI"), a wholly owned subsidiary of the Company. Ms. Trice founded ISI in 1991. Prior to 1991 Ms. Trice managed two information technology consulting firms, was Vice President of Information Technology at Citicorp, a commercial bank, and Senior Vice President of Information Systems for North American Mortgage Company. Ms. Trice is a director of ATWork!, a software training company based in Dallas. Ms. Trice has a Bachelor of Science degree from the University of Houston.



                     OTHER EXECUTIVE OFFICERS OF THE COMPANY

Name                                               Age  Position

Daniel E. Jackson................................. 38   Executive Vice President Corporate Development
                                                        and  General Counsel
Herbert D. Montgomery............................. 55   Senior Vice President, Chief Financial Officer and
                                                        Treasurer
Curtis J. Parker.................................. 43   Vice President and Chief Accounting Officer
Lorraine E. Vega.................................. 42   Corporate Counsel  and Secretary

     Daniel E. Jackson is 38 years old. and is Executive Vice President, Corporate Development and General Counsel of the Company. Mr. Jackson has served in the capacities of Executive Vice President Corporate Development since May 1998, as Senior Vice President of Corporate Development and General Counsel since September 1995, as Secretary from September 1996 until September 1997 and as Chief Financial

Officer from November 1996 until January 1998. From 1994 to 1995, Mr. Jackson served as Vice President and General Counsel of an affiliate of Notre Venture Capital, Ltd., a partnership specializing in industry consolidation transactions. Prior thereto, he was Corporate Counsel and Secretary of Sanifill, Inc., an environmental services company, from its founding in 1990 through 1994. From 1986 until 1990, Mr. Jackson was an associate at Morgan, Lewis & Bockius LLP in New York where he practiced law in the areas of securities and mergers and acquisitions. Mr. Jackson is a graduate of The Ohio State University with a bachelor of science degree in business administration and the University of Pennsylvania Law School with a Juris Doctor degree.

     Herbert D. Montgomery is 55 years old and is Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Montgomery has served as Senior Vice President, Chief Financial Officer and Treasurer since January 1998. From June 1994 to January 1998, Mr. Montgomery served as Senior Vice President, Chief Financial Officer and Treasurer at Guy F. Atkinson Company (`Atkinson"), an international engineering and construction company. On August 10, 1997, Atkinson filed a petition under Chapter 11 of the federal bankruptcy law. From August 1989 to June 1994, he served as Vice President, Chief Financial Officer and Treasurer at Harding Lawson Associates, Inc., an international engineering consulting firm. Mr. Montgomery holds a bachelor of science in Finance and a Master of Science degree in Business Administration from California State University, Northridge.

     Curtis J. Parker is 43 years old and is Vice President and Chief Accounting Officer of the Company. Mr. Parker has served as Vice President and Chief Accounting Officer since November 14, 1996. From January 1996 until March 18, 1996 he served as a consultant to the Company and was appointed Corporate Controller on March 18, 1996. From 1988 through 1995 Mr. Parker was employed by Burns Philp Food Inc., a manufacturer of food products, where he rose to the position of Vice President - Finance for the Industrial Products Division. Mr. Parker has a Bachelor of Commerce degree from the University of British Columbia and is a Certified Public Accountant.

     Lorraine E. Vega is 42 years old and is Corporate Counsel and Secretary of the Company. Ms. Vega has served as Corporate Counsel since May 1997 and was appointed Secretary on September 9, 1997. From April 1989 to April 1997, she was employed by Burns Philp Inc., a food products manufacturer. From 1991 through April 1997, she served as General Counsel and Secretary to the North American operations. From 1989 to 1991, she served as Director of Taxes. Ms. Vega has a bachelor of science degree in accounting from the University of San Diego and a Juris Doctor degree from St. John's University School of Law. Ms. Vega is licensed to practice law in the States of California and Connecticut.


                        BOARD ORGANIZATION AND COMMITTEES

     During the fiscal year ended March 31, 1998, the Board held eleven meetings. Each of the Directors attended at least 75% of the meetings of the Board and the committees on which he or she served during the fiscal year ended March 31, 1998.

     The Board of Directors has established committees to perform certain of its functions, including the Audit Committee, the Compensation Committee and the Executive Committee. The functions of each of these committees, and its members, are set forth below.

Audit Committee

     The Audit Committee reviews the internal controls of the Company, the objectivity of its financial reporting and the environmental standards and controls of the Company and meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. The Audit Committee also recommends to the Board the appointment of independent certified public accountants to serve as auditors for the following year. During the fiscal year ended March 31, 1998 the Audit Committee met four times. The Audit Committee currently consists of B. Tom Green, Edward
E. Faber and Daniel M. Beals .

Compensation Committee

         The Compensation Committee advises and makes recommendations to the Board with respect to salaries and bonuses to be paid to officers and other employees of the Company. The Compensation Committee also administers the Company's 1995 Long-Term Incentive Plan. During the fiscal year ended March 31, 1998, the Compensation Committee met five times. The Compensation Committee currently consists of Harvey L. Poppel, Edward E. Faber and Anthony M. Frank.

Executive Committee

         The Executive Committee serves as the nominating committee of the Board and generally handles other matters that are time critical and cannot be handled in a reasonable manner by the entire Board. The Executive Committee reviews the size and composition of the Board of Directors, apportions the directors into classes and makes recommendations with respect to nominations for election of directors. The Executive Committee will consider recommendations from stockholders for nominees to serve as directors if such proposals are submitted in writing to the Company, 101 California Street, Suite 2050, San Francisco, California 94111, Attention: Executive Committee. During the fiscal year ended March 31, 1998 this committee did not meet. The Executive Committee currently consists of James R. Lavelle, Michael L. Evans, Jeffrey J. Bernardis, Anthony M. Frank , B. Tom Green and Harvey L. Poppel.

                              DIRECTOR COMPENSATION

         Each director who is not an employee of the Company receives an annual retainer fee of $20,000. Effective January 12, 1996, each non-employee director of the Company was granted an initial option under the Company's 1995 Long-Term Incentive Plan to acquire 10,000 shares of Common Stock at an exercise price of $10.00 per share. Each non-employee director receives an automatic annual option grant under the 1995 Long-Term Incentive Plan to acquire 5,000 shares of Common Stock on the date of each of the Company's annual meetings held after March 31, 1997. All of such options have or will have an exercise price equal to the fair market value of the Common Stock on the date of grant, are or will be exercisable immediately except as limited by the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will expire ten years from the date of grant. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as directors.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report of the Compensation Committee of the Board of Directors of Cotelligent shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act, or under the Exchange Act, and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that Cotelligent specifically incorporates this information by reference.

Overview

         The key components of executive officer compensation are salary, bonus and stock option awards. Each of Messrs. Lavelle, Evans and Jackson is a party to a three-year employment agreement which was negotiated at arms-length and entered into prior to Cotelligent's initial public offering (the "Offering") but did not become effective until the Offering was consummated. Mr. Montgomery is a party to a three-year employment agreement which was negotiated at arms-length and entered into January 1998. Each of Messrs. Lavelle, Evans, Jackson and Montgomery's employment agreement provides for a minimum base salary following its effective date (subject to increase by the Compensation Committee) and the right to receive discretionary bonuses provided by the Compensation Committee and the right to receive stock option grants at the discretion of the Compensation Committee.

         The members of the Compensation Committee hold primary responsibility for determining executive officer compensation levels, subject to the terms of the Executive Employment Agreements. The

Compensation Committee is composed entirely of independent outside directors of Cotelligent, none of whom are or have been officers or employees of Cotelligent. The Compensation Committee has adopted a compensation philosophy intended to align compensation with Cotelligent's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and stockholder value. The goals of the program are to:

     Compensate executive employees in a manner that aligns the employees' interests with the interests of the stockholders;

     Encourage continuation of Cotelligent's entrepreneurial spirit;

     Reward executives for successful long-term strategic management;

     Recognize outstanding performance;

     Attract and retain highly qualified and motivated executives.

     The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries for executives and providing bonuses which, when combined with base salary amounts, give Cotelligent's executives the potential to earn in excess of competitive industry compensation if certain subjective and objective performance goals for Cotelligent are achieved. The Compensation Committee intends to continue to grant to Cotelligent's executives and other key employees stock options at current market value, which options have no monetary value to the executives unless and until the market price of Cotelligent's Common Stock increases. In this manner, Cotelligent's executives will be well compensated if Cotelligent achieves its operating and performance goals. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to Cotelligent's operational performance and the price of its Common Stock. The Compensation Committee anticipates that discretionary bonus payments and option grants made during fiscal 1998 and thereafter will be based on a subjective analysis of various performance criteria and will not directly be tied to any one factor. The Compensation Committee intends to continue to examine ways to more closely link its annual bonus and long-term incentive plans to Cotelligent's stock performance, with the objective of creating plans that strengthen the relationship between stockholder value and executive compensation.

1998 Compensation

         Compensation paid to James R. Lavelle, Cotelligent's Chairman and Chief Executive Officer, for the period from April 1, 1996 through January 29, 1997 was in accordance with Mr. Lavelle's employment agreement. Effective February 1, 1997, Mr. Lavelle's annual base salary was increased by the Compensation Committee to $275,000. For the fiscal year 1998, he was eligible to receive and did receive a bonus based upon the operating results of the Company in the amount of $200,000. For the fiscal year 1999, he is eligible to receive a bonus based upon achieving certain performance objectives and upon the operating results of the Company. In addition, he may receive a commission upon the completion by the Company of certain acquisitions.

         Compensation paid to Michael L. Evans, Cotelligent's President and Chief Operating Officer, for the period from April 1, 1996 through January 29, 1997 was in accordance with Mr. Evans' employment agreement. Effective February 1, 1997, Mr. Evans' annual base salary was increased by the Compensation Committee to $225,000. For the fiscal year 1998, he was eligible to receive and did receive a bonus based upon the operating results of the Company in the amount of $125,000. Effective July 1, 1998, Mr. Evans' annual base salary was increased by the Compensation Committee to $250,000. For the fiscal year 1999, he is eligible to receive a bonus based upon achieving certain performance objectives and upon the operating results of the Company. In addition, he may receive a commission upon the completion by the Company of certain acquisitions.

         Compensation paid to Daniel E. Jackson, Cotelligent's Executive Vice President, Corporate Development and General Counsel, for the period from April 1, 1996 through January 29, 1997 was in accordance with Mr. Jackson's employment agreement. Effective February 1, 1997, Mr. Jackson's annual base salary was increased by the Compensation Committee to $200,000. For the fiscal year 1998, he is eligible to receive a bonus based upon the operating results of the Company. Effective July 1, 1998, Mr. Jackson's annual base salary was increased by the Compensation Committee to $225,000. For the fiscal year 1999, he is eligible to receive a bonus based upon achieving certain performance objectives and upon the operating results of the Company. In addition, he will receive a commission upon the completion of any acquisitions by the Company.

         Compensation paid to Herbert D. Montgomery, Cotelligent's Senior Vice President, Chief Financial Officer and Treasurer, from January 1998 was in accordance with Mr. Montgomery's employment agreement. For the fiscal year 1998, he was eligible to receive and did receive a bonus based upon the operating results of the Company in the amount of $15,000. For the fiscal year 1999, he is eligible to receive a bonus based upon achieving certain performance objectives and upon the operating results of the Company. Mr. Montgomery was granted an option to purchase 100,000 shares of Company Common Stock; 33,333 shares vested at January 28, 1998 and the rest vesting ratably over the next two years.

         The cash compensation paid to Cotelligent's other executive officers during 1998 was in accordance with arms-length negotiations between Cotelligent and such executive officers. Stock option grants were based on arms-length negotiations with the respective grantees and were approved by the Board of Directors.

         This report is submitted by the members of the Compensation Committee.




                                             Compensation Committee

                                             Harvey L. Poppel
                                             Edward E. Faber
                                             Anthony M. Frank




           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         All of the members of the Compensation Committee are non-employee Directors of the Company and are not former officers of the Company or its subsidiaries. No executive officer of the Company serves as a member of the Board of Directors or on the compensation committee of a corporation for which any of the Company's Directors serving on the Compensation Committee or on the Board of Directors of the Company is an executive officer.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding the compensation earned by or awarded to the Chief Executive Officer and remaining executive officers of the Company for each of the fiscal years ended March 31, 1998, 1997 and 1996.


                                         SUMMARY COMPENSATION TABLE


                                                                                                   Long Term
                                                                                                 Compensation
                                                       Annual Compensation                          Awards
                                     --------------------------------------------------------    --------------
                                     Fiscal                                                         Options/
Name and Principal Position          Year      Salary($) (1)       Bonus($)       Other($)          SARs(#)
--------------------------------     ------    ----------------   ---------     -----------       ------------

James R. Lavelle...............      1998          283,542           200,000       6,000 (3)               0
     Chairman and Chief              1997          175,833                 0       6,000 (3)         200,000
Executive Officer                    1996          127,750                 0         750 (3)               0


Michael L. Evans...............      1998          250,000           150,000       6,000 (3)               0
     Director, President and         1997          167,500                 0       6,000 (3)         150,000
     Chief Operating Officer         1996           16,666 (2)             0       1,500 (3)               0


Daniel E. Jackson..............      1998          307,518           150,000      10,846 (5)               0
     Executive Vice President                                                      6,000 (3)
     Corporate Development and       1997          188,333                 0       6,000 (3)         100,000
      General Counsel                                                             71,141 (4)
                                                                                   9,895 (5)
                                     1996           88,333 (2)             0         750 (3)          92,676
                                                                                  37,100 (6)

Herbert D. Montgomery..........      1998           52,179 (2)        15,000       1,000 (3)         100,000
     Senior Vice President,
     Chief Financial
     Officer and Treasurer

Curtis J. Parker...............      1998          115,000            28,750             0             2,500
     Vice President and Chief        1997           95,000                 0             0                 0
     Accounting Officer

Lorraine E. Vega...............      1998          108,974 (2)        26,000             0            22,500
     Corporate Counsel and
     Secretary

(1)   Base salary and commissions earned.
(2)   Reflects salary received for a partial year.
(3)   Represents payments made as an automobile allowance.
(4)   Reimbursement for relocation costs.
(5)   Imputed  interest on below market  loans.  See "Certain  Transactions."
(6)   Reimbursement for temporary living and commuting costs.

Stock Option Grants Table

         The following table sets forth, as to the executive officers named in the Summary Compensation Table, information related to the grant of stock options pursuant to the Company's 1995 Long-Term Incentive Plan during the fiscal year ended March 31, 1998.

                         OPTIONS GRANTED IN FISCAL 1998

                                             Individual Grants
                             --------------------------------------------------------
                               Number of       Percentage of Total     Exercise or   Potential Realizable Value At
                               Securities      Options Granted to    Base Price Per  Assumed Annual Rates of Stock
                               Underlying      Employees in Fiscal        Share      Price Appreciation For Option
           Name             Options Granted           1998            ($/Share)(4)            Term ($) (5)
-------------------------------------------------------------------- -----------------------------------------------
                                                                                           5%             10%
                                                                                     --------------- ---------------
James R. Lavelle                   -                    -                   -                -               -
Michael L. Evans                   -                    -                   -                -               -
Daniel E. Jackson                  -                    -                   -                -               -
Herbert D. Montgomery         100,000 (1)            22.25              20.00           836,072        2,015,840
Curtis J. Parker                2,500 (2)             0.56               9.00             9,406           22,678
Lorraine E. Vega               22,500 (3)             5.01              11.63           109,390          263,748



 (1)  Options granted in fiscal 1998 expire on January 26, 2005.
 (2)  Options granted in fiscal 1998 expire on April 1, 2004.
 (3)  Options granted in fiscal 1998 expire on May 19, 2004.
 (4) The exercise price per share for all options granted is equal to the market price of the underlying Common Stock as of the date of grant.
 (5) The potential realizable value has been determined using market price on the date the options were granted, compounded annually over seven years, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the future value or trading prices of the Company's Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

Stock Option Exercises and Year End Values Table

         The following table shows, as to the executive officers named in the Summary Compensation Table, information with respect to the unexercised options to purchase Common Stock granted under the 1995 Long-Term Incentive Plan and held as of March 31, 1998.

                       VALUE OF OPTIONS AT MARCH 31, 1998


                           Number of               Number of Securities Underlying
                        Shares Acquired   Value        Unexercised Options Held          Value of Unexercised
                          On Exercise    Realized         at March 31, 1998              In-the-Money Options
                                           ($)                                         at March 31, 1998 ($) (1)
                        ----------------------------------------------------------------------------------------------

Name                                                Exercisable    Unexercisable     Exercisable     Unexercisable
-------------------------
                                                   -------------------------------------------------------------------
James R. Lavelle               -            -         125,000           75,000        1,328,125          796,875
Michael L. Evans               -            -          75,000           75,000          796,875          796,875
Daniel E. Jackson           18,500       167,500       50,106          142,570          534,104        3,023,697
Herbert D. Montgomery          -            -          33,333           66,667          320,830          641,670
Curtis J. Parker               -            -          20,625           21,875          410,391          436,172
Lorraine E. Vega               -            -            5,625          16,875          101,222          303,666


(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price ($29.625) of the Company's Common Stock on the New York Stock Exchange on March 31,1998.


                 EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

         Messrs. Lavelle, Evans and Jackson each entered into employment agreements commencing on February 14, 1996, the date of the closing of the Offering. Pursuant to such agreements, each person was to receive an annual base salary of $150,000 and is eligible for additional bonus compensation. Effective February 1, 1997, the Compensation Committee increased the annual base salary of Mr. Lavelle to $275,000. Effective July 1, 1998, the Compensation Committee increased the annual base salaries of Mr. Evans to $250,000 and of Mr. Jackson to $225,000. Mr. Montgomery entered into an employment agreement commencing on January 28, 1998, pursuant to which he is to receive an annual base salary of $200,000. Each executive officer is eligible for an incentive bonus based upon the achievement of certain performance objectives and the operating results of the Company. A commission is payable to Messrs. Lavelle, Evans and Jackson upon the completion of certain acquisitions during the year. Each employment agreement is for a term of three years and, unless terminated or not renewed by the employee, shall continue thereafter on a year-to-year basis on the same terms and conditions.

         Each of the employment agreements provides that, in the event of termination of employment by the Company without cause, such employee shall be entitled to receive from the Company such employee's then current salary for the remaining term of the agreement or for one year, whichever amount is greater, without regard to whether the employee obtains subsequent employment. In the event of a change in control of the Company, if the employee is not given at least five days notice of such change in control, the employee may elect to terminate his employment and shall be entitled to receive a minimum of three years' current base salary as compensation. In the event the employee is given at least five days notice of such change in control, the employee may elect to terminate his employment agreement and receive a minimum of two years current salary as compensation.

         Each employment agreement contains a covenant-not-to-compete with the Company for a period equivalent to the longer of two years immediately following the termination of employment or, in the case of a termination without cause, for a period of one year following the termination of his employment. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which such employee is entitled shall nonetheless be paid to the employee.

                                PERFORMANCE GRAPH

         The following chart compares the yearly percentage change in the cumulative total stockholder return on Common Stock from February 14, 1996, the date of the Offering, through March 31, 1998, with the cumulative total return on the Russell 2000 Index and the NASDAQ Composite Index. The comparison assumes $100, as of February 14, 1996, was invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, as applicable. Cotelligent's Offering price of $9.00 was used as the beginning price of the Common Stock. Dates on the following chart represent the last day of the indicated fiscal year. Cotelligent has paid no dividends during the periods shown.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

A GRAPH IS INCLUDED WHICH DIAGRAMS THE RESULTS BELOW - SEE ABOVE FOR DESCRIPTION OF THE GRAPH


------------------------------- --------------------- -------------------- -------------------- -------------------
        Company/Index            February 14, 1996      March 31, 1996       March 31, 1997     March 31, 1998
------------------------------- --------------------- -------------------- -------------------- -------------------

Cotelligent Group, Inc.                 $100                $130.55              $102.78              $329.17

Russell 2000 Index                       100                 103.21               106.52               149.47

NASDAQ Composite Index                   100                 101.23               112.01               168.30



                              CERTAIN TRANSACTIONS

         BFR leases office space for its headquarters facilities in Somerset, New Jersey from BFR Properties, a partnership owned by Jeffrey J. Bernardis, a director of the Company, and the other principal stockholders of BFR prior to the consummation of the acquisition of BFR by the Company. The annual cost of such rental is approximately $170,000, and the lease runs through March 31, 2000. BFR also leases office equipment and furniture for this office space from BFR Properties. The aggregate annual rental for such furniture and office equipment is approximately $51,000, and the lease runs through December 31, 1999. The Company believes that the rent for such property and equipment does not exceed the fair market value thereof.

         From May 1996 through early July 1996,  the Company  advanced to Daniel
E. Jackson, Executive Vice President Corporate Development and General Counsel, $250,000 to facilitate relocation of his residence to Northern California. On July 15, 1996, $100,000 of the advance was repaid and the remaining balance was converted to a demand note in the amount of $150,000. The note is non-interest bearing and the principal balance is due July 15, 2001 or upon termination of employment should Mr. Jackson leave the Company prior to the due date. During fiscal 1998, Mr. Jackson repaid $5,000 of the principal amount.

         In the future, transactions with affiliates of the Company are anticipated to be minimal and will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

        SELECTION OF ARTHUR ANDERSEN LLP AS CERTIFIED PUBLIC ACCOUNTANTS

         On January 9, 1998 the Board of Directors approved and accepted the recommendation of the Audit Committee and management to appoint Arthur Andersen LLP ("Arthur Andersen ") as the Company's independent certified public accountants to audit the Company's financial statements for the year ending March 31, 1998. Arthur Andersen audited the Company's financial statements for the year ending March 31, 1998.

         During the Company's three fiscal years ended March 31, 1998, there were no disagreements between the Company and Arthur Andersen regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of Arthur Andersen , would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its report.

         Representatives of Arthur Andersen are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the Common Stock of the Company present, in person or by proxy, and entitled to vote at the meeting, is required for the approval of the selection of Arthur Andersen as the Company's independent certified public accountants.

The Board of Directors unanimously recommends that the stockholders of the Company approve the selection of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending March 31, 1999.

                     APPROVAL OF THE COTELLIGENT GROUP, INC.
                          1998 LONG-TERM INCENTIVE PLAN

     The Board of Directors has adopted the 1998 Long-Term Incentive Plan (the "1998 Plan"). The 1998 Plan is intended to replace the Company's 1995 Long-Term Incentive Plan (the "1995 Plan"). The 1998 Plan is substantially similar to the 1995 Plan, except that (i) number of shares of Common Stock that may be subject to the outstanding awards has been increased from 15% to 18% of the total number of shares of Common Stock outstanding, and (ii) the annual per-participant grant limitation has been increased from 250,000 shares to 750,000 shares. The 1998 Plan will not be effective unless and until stockholder approval is obtained. If the 1998 Plan is approved and therefore becomes effective, no further awards will be made pursuant to the 1995 Plan. Any previously-granted awards under the 1995 Plan that remain outstanding will remain subject to the terms of the 1995 Plan and will count against the 18% limitation under the 1998 Plan. At July 24, 1998, based upon 15% of the shares then outstanding, a maximum of 2,116,953 shares could be subject to outstanding awards under the 1995 Plan, and as of July 24, 1998, 1,919,071 shares were actually subject to outstanding awards. Subject to the approval of the 1998 Plan, 423,391 additional shares could be subject to outstanding awards under the 1998 Plan based upon 18% of the shares outstanding as of July 24, 1998.

      Like the 1995 Plan, the 1998 Plan provides the Compensation Committee with flexibility to award long-term, equity-based incentives to a wide range of employees. The changes made to the 1998 Plan described above are intended to provide the Company with even more flexibility. By increasing the number of shares that may be awarded under the 1998 Plan, the Board of Directors seeks to ensure that long-term incentives can continue to be awarded to a broad range of employees and will remain available for ongoing, strategic use as an attractive component of the Company's acquisition program. Regarding the per participant grant limit, the Board believes that added flexibility may be necessary to attract additional senior executives as the Company grows or to encourage the owners of businesses being acquired to remain employed by the Company for an extended period of time (where such owners are deemed to be particularly valuable employees). However, the Board of Directors expects that annual option grants for shares in excess of 250,000 will be made only rarely, when special circumstances warrant or demand unique compensation arrangements, such as in connection with a major acquisition or attracting a senior executive.

Description of the 1998 Plan

      The 1998 Plan is set forth as Exhibit A to this Proxy Statement, and the description of the 1998 Plan contained herein is qualified in its entirety by reference to Exhibit A.

       The purpose of the 1998 Plan is to advance the interests of the Company and its stockholders by providing a means to attract, retain and reward directors, officers and other key employees and consultants of and service providers to the Company and its subsidiaries and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders. The Company had a policy under the 1995 Plan, which it intends to continue under the 1998 Plan, of granting stock options to a broad base of employees. For example, under the 1995 Plan, as of July 24, 1998, options for a total of 1,124,895 shares of Common Stock were granted to a total of 550 employees of the Company (other than the Company's executive officers and directors). A significant portion of these stock options were awarded to a wide range of employees who were not shareholders of companies acquired by the Company. Because these stock options have a seven-year term and vest at a rate of 25% per year after grant, employees at all levels are provided with a with a strong incentive to seek increased stockholder value over the long term.

     Awards under the 1998 Plan may be granted by the Compensation Committee of the Board of Directors and may include: (i) options to purchase shares of Common Stock, including incentive stock options ("ISOs"), non-qualified stock options or both, which options may contain automatic reload features; (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control of the Company or upon other events; (iii) restricted stock, consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future;
(v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock. The flexible terms of the 1998 Plan are intended to, among other things, permit the Compensation Committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of any award if performance objectives are not met, or linking the time of exercisability or settlement of an award to the achievement of performance conditions. All outstanding awards under the 1998 Plan will generally become fully exercisable or vested upon a "change in control" of the Company. Unless otherwise permitted by the Compensation Committee, awards granted under the 1998 Plan are not assignable or transferable except by the laws of descent and distribution.

      The Compensation Committee of the Board of Directors, which administers the 1998 Plan, has the authority, among other things, to: (i) select the directors, officers and other key employees and consultants (or other service providers) entitled to receive awards under the 1998 Plan; (ii) determine the form of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of Common Stock or units or rights covered by an award; and
(iv) determine the terms and conditions of any awards granted under the 1998 Plan, including, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provision or waiver thereof. The exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the 1998 Plan is to be determined by the Compensation Committee at the time of grant in its discretion, provided that the an exercise price cannot be set below the fair market value of the shares of Common Stock covered by such grant at the time of grant. Like the 1995 Plan, the 1998 Plan also provides for annual automatic option grants to non-employee directors with respect to 5,000 shares of Common Stock.

     The maximum number of shares of Common Stock that may be subject to outstanding awards (including awards that remain outstanding under the 1995
Plan), determined immediately after the grant of any award, will be equal to 18% of the aggregate number of shares of the Common Stock outstanding at such time, provided that shares of Common Stock issued pursuant to the exercise of ISOs granted under the Plan may not exceed 500,000 shares and the number of shares that may be delivered as restricted stock and deferred stock may not, in the aggregate, exceed 500,000. In addition, no individual may receive awards in any one calendar year relating to more than 750,000 shares of Common Stock.

      The 1998 Plan may be amended, altered, suspended, discontinued, or terminated by the Board of Directors without stockholder approval unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the Common Stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board of Directors may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.

Federal Tax Consequences

     The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the 1998 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the 1998 Plan.

     The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the grantee or the Company. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right), the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock received. In each case, the Company will generally be entitled to a deduction equal to the among recognized as ordinary income by the participant.



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     A  participant's  disposition  of shares  acquired  upon the exercise of an option, SAR or other stock-based award in the nature of a purchase right generally will result in short-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will generally be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

     With respect to awards granted under the 1998 Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. The Company will generally be entitled to a deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property he would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. Such election must be made and filed with the Internal Revenue Service within thirty days of the receipt of the shares or other property.

     Different tax rules may apply with respect to participants who are subject to Section 16 of the Exchange Act when they acquire stock in a transaction deemed to be nonexempt purchase under the statute, upon exercise of a derivative security within six months after the exempt grant of such derivative security under the 1998 Plan or in other kinds of transactions under the 1998 Plan (such as payment of the exercise price of an option by surrender of previously acquired common stock).

     Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation to the chief executive office and the four other most highly compensated executive officers in excess of $1 million. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. Assuming the 1998 Plan is approved at the Annual Meeting, the Company believes that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant, and other awards the settlement of which is conditioned upon achievement of performance goals (based on performance criteria set forth in the 1998 Plan), will qualify as such "performance-based compensation," although other awards under the 1998 Plan may not so qualify.

     No awards have been granted pursuant to the 1998 Plan. Awards that may in the future be received by or allocated to the named executive officers, or to such other groups of persons, cannot be determined at this time (other than automatic option awards to non-employee directors as set forth in the 1998
Plan).

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the Company's 1998 Long-Term Incentive Plan.

                             NAME CHANGE OF COMPANY

     The Board of Directors has approved the amendment of the Certificate of Incorporation to effect the change of the Company's name from Cotelligent Group, Inc. to Cotelligent, Inc. The Company is undertaking a brand recognition program. In connection with this process, the Company is changing its name to reflect the adoption by the marketplace of a simpler form.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the name change of the Company.



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               COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Sections 16(a) forms they file.

         Based solely on its review of the copies of other such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, to the best of the Company's knowledge, all reports were filed on a timely basis.


                              STOCKHOLDER PROPOSALS

         Stockholders may present proposals for inclusion in the Company's fiscal 1999 proxy statement provided they are received by the Company no later than February 16, 1999, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                                     GENERAL

         Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

         A copy of the Company's most recent Annual Report on Form 10-K will be made available without charge upon written request to: Cotelligent Group, Inc., 101 California Street, Suite 2050, San Francisco, California 94111, Attention:
Investor Relations Administrator.

                                OTHER INFORMATION

         The cost of solicitation of Proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of Common Stock through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses.





                                                 /s/ Lorraine E. Vega
                                                 Lorraine E. Vega
                                                 Secretary


San Francisco, California
July 31, 1998

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